Press Release

May 4, 2026
Otter Tail Corporation Announces First Quarter Earnings and Affirms 2026 EPS Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2026.
SUMMARY
•Produced diluted earnings per share of $1.73 in the first quarter of 2026.
•Return on equity of 15% over the trailing twelve months.
•Affirmed 2026 diluted earnings per share guidance range of $5.22 to $5.62.
CEO OVERVIEW
"We are pleased with our first quarter financial results and are well positioned to achieve our financial objectives for the year,” said CEO Chuck MacFarlane. “Across our businesses, our team members executed on our near-term priorities for the benefit of our customers and shareholders.
“Otter Tail Power delivered on our regulatory priorities while making significant progress on our customer-focused rate base growth plan. We obtained approval of our fully settled South Dakota rate case in the first quarter and implemented our new base rates at the beginning of April. We also implemented interim rates at the start of the year for our ongoing Minnesota rate case.
“We completed our wind repowering project earlier this year on budget despite weather-related headwinds delaying the in-service timing. We continue to make progress on our solar, battery storage and large regional transmission projects. Our team members secured the solar panels needed for our two solar development projects during the first quarter, eliminating tariff-related risk and avoiding the potential cost increase for the benefit of our customers.
“We are pleased with the results produced by our Manufacturing segment businesses as our team members’ cost-management efforts over the past year positively contributed to our quarterly results. We are also encouraged by increasing sales volumes in several of our end markets.
“Our Plastics segment businesses benefitted from better-than-expected demand for our products while average sales prices continued to recede in line with our expectations. We completed the second phase of our Vinyltech expansion project earlier this year and look forward to leveraging the additional production capacity. With the conclusion of the second phase, this completes a multi-year expansion project that added 15 percent of additional production capacity, and increased manufacturing space and raw material storage capabilities. This investment will allow us to better serve our customers, pursue growth opportunities and enhance our employee experience.
“We are maintaining our 2026 diluted earnings per share guidance range of $5.22 to $5.62. The fundamentals of our diversified portfolio remain strong, and we are confident in our ability to deliver on our customer-focused growth plan over the long term. Our targeted long-term earnings per share growth rate is 7 to 9 percent, with a total shareholder return of 10 to 12 percent.”
QUARTERLY DIVIDEND
On May 4, 2026, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.5775 per share. This dividend is payable on June 10, 2026 to shareholders of record on May 15, 2026.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the three months ended March 31, 2026 was $70.6 million compared to $39.5 million for the three months ended March 31, 2025. The increase in cash provided by operating activities was primarily due to a decrease in working capital requirements, largely driven by the timing of vendor payments and the recovery of fuel cost and rider revenue from our utility customers.
Investing activities for the three months ended March 31, 2026 included capital expenditures of $185.3 million. Our capital investments were largely within our Electric segment and included investments in our solar, wind repowering and other projects.
Financing activities for the three months ended March 31, 2026 included the issuance of $100.0 million of long-term debt by Otter Tail Power; the proceeds of which were used to repay short-term borrowings, fund capital investments and support operating activities. Financing activities for the period also included net short-term borrowings totaling $7.7 million and dividend payments of $24.3 million.
As of March 31, 2026 we had $170.0 million and $140.5 million of available liquidity under our Otter Tail Corporation and Otter Tail Power credit facilities, respectively, along with $348.4 million of available cash and cash equivalents, resulting in total available liquidity of $658.9 million.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended March 31,
($ in thousands)	2026	2025	Change	% Change
Operating Revenues	$165,870	$149,720	$16,150	10.8%
Net Income	35,250	24,708	10,542	42.7

Retail MWh Sales	1,715,724	1,673,004	42,720	2.6%
Heating Degree Days	3,155	3,451	(296)	(8.6)
The following table shows heating degree days as a percent of normal.

	Three Months Ended March 31,
	2026	2025
Heating Degree Days	92.2%	100.9%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended March 31, 2026 and 2025.

	2026 vs Normal	2026 vs 2025	2025 vs Normal
Effect on Diluted Earnings Per Share	$(0.05)	$(0.05)	$—
Operating Revenues increased $16.2 million driven by higher retail revenues due to increased rates, higher fuel recovery revenues, increased commercial sales volumes and the recovery of our investments through riders. These increases were partially offset by the impact of unfavorable weather and higher production tax credits, the benefit of which is provided to customers.
Interim rates in Minnesota and South Dakota became effective in January 2026 and December 2025, respectively, and updated base rates in North Dakota went into effect in March 2025. Higher fuel recovery revenues resulted from increased generation from our natural gas and coal-fired facilities. Finally, we benefited from the recovery of our significant rate base investments over the past twelve months, including investments in our wind repowering and solar facility projects.
Net Income increased $10.5 million primarily due to higher retail revenues, partially offset by higher operating and maintenance expenses, including increased labor costs, as well as higher depreciation and interest expense associated with our rate base investments.
Manufacturing Segment

	Three Months Ended March 31,
(in thousands)	2026	2025	$ Change	% Change
Operating Revenues	$89,559	$81,685	$7,874	9.6%
Net Income	4,283	1,532	2,751	179.6
Operating Revenues increased $7.9 million primarily due to a 5% increase in steel costs, which are passed on to customers, and a 4% increase in sales volumes. Demand improved in certain markets we serve, including the construction and recreational vehicle markets, compared to softer demand and tighter inventory management efforts during the same period last year.
Net Income increased $2.8 million primarily due to higher margins resulting from the mix of products sold, improved production efficiencies and a cost structure aligned with current demand levels. Higher sales volumes also contributed to the increase in earnings. The impact of higher margins and sales volumes was partially offset by higher general and administrative expenses.

Plastics Segment

	Three Months Ended March 31,
(in thousands)	2026	2025	$ Change	% Change
Operating Revenues	$91,597	$105,948	$(14,351)	(13.5)%
Net Income	32,940	43,439	(10,499)	(24.2)
Operating Revenues decreased $14.4 million primarily due to a 19% decrease in average sales prices compared with the same period last year, continuing the multi‑year decline in product pricing from peak levels in late 2022. This decrease was partially offset by a 7% increase in sales volumes. Sales volumes benefited from the opportunistic sale of specialty pipe during the period. Late in the quarter, we also benefited from distributor and contractor demand as they sought to secure inventories in advance of potential PVC resin cost increases.
Net Income decreased $10.5 million as a result of decreased sales prices, partially offset by the increase in sales volumes and a 12% decrease in PVC resin and other input material costs.
Corporate

	Three Months Ended March 31,
(in thousands)	2026	2025	$ Change	% Change
Net Income (Loss)	$137	$(1,580)	$1,717	n/m
Net Income improved $1.7 million compared to the same period last year, primarily driven by a higher tax benefit and lower employee healthcare claims under our self-insured healthcare program. These improvements were partially offset by market-driven losses on our corporate-owned life insurance investments.
2026 OUTLOOK
We continue to anticipate 2026 diluted earnings per share to be in the range of $5.22 to $5.62. We expect our earnings mix in 2026 to be approximately 49% from our Electric segment and 51% from our Manufacturing and Plastics segments, net of corporate costs. Our anticipated earnings mix in 2026 deviates from our long-term expected earnings mix of 70% Electric and 30% Non-Electric as we expect Plastics segment earnings to remain elevated in 2026 compared to our long-term view of normal earnings for this segment.
The segment components of our 2026 diluted earnings per share guidance compared with actual earnings for 2025 are as follows:

	2025 EPS by Segment	2026 EPS Guidance
		Low	High
Electric	$2.32	$2.61	$2.69
Manufacturing	0.27	0.26	0.32
Plastics	4.05	2.49	2.71
Corporate	(0.09)	(0.14)	(0.10)
Total	$6.55	$5.22	$5.62
Return on Equity	15.6%	11.5%	12.3%
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 5, 2026 at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “confident,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “optimistic,” “opportunity,” “outlook,” “plan,” “possible,” “position,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2026 earnings and earnings per share, long-term earnings, earnings-per-share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government executive orders, legislation and regulation including foreign trade policy; environmental, health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
(in thousands, except per-share amounts)	2026	2025
Operating Revenues
Electric	$165,870	$149,720
Product Sales	181,156	187,633
Total Operating Revenues	347,026	337,353
Operating Expenses
Electric Production Fuel	20,773	14,321
Electric Purchased Power	27,013	30,870
Electric Operating and Maintenance Expense	50,255	48,881
Cost of Products Sold (excluding depreciation)	107,536	104,387
Nonelectric Selling, General, and Administrative Expenses	21,771	21,292
Depreciation and Amortization	29,979	29,375
Electric Property Taxes	4,462	4,228
Total Operating Expenses	261,789	253,354
Operating Income	85,237	83,999
Other Income and (Expense)
Interest Expense	(12,636)	(11,553)
Nonservice Components of Postretirement Benefits	443	1,282
Other Income (Expense), net	4,442	4,456
Income Before Income Taxes	77,486	78,184
Income Tax Expense	4,876	10,085
Net Income	$72,610	$68,099

Weighted-Average Common Shares Outstanding:
Basic	41,904	41,826
Diluted	42,071	42,062
Earnings Per Share:
Basic	$1.73	$1.63
Diluted	$1.73	$1.62

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
(in thousands)	2026	2025
Assets
Current Assets
Cash and Cash Equivalents	$348,354	$386,193
Receivables, net of allowance for credit losses	183,215	145,496
Inventories	157,055	158,598
Investments	54,887	54,311
Regulatory Assets	25,431	20,437
Other Current Assets	30,018	34,690
Total Current Assets	798,960	799,725
Noncurrent Assets
Investments	78,684	78,823
Property, Plant and Equipment, net of accumulated depreciation	3,064,991	2,876,685
Regulatory Assets	86,942	86,062
Intangible Assets, net of accumulated amortization	4,381	4,642
Goodwill	37,572	37,572
Other Noncurrent Assets	81,279	80,770
Total Noncurrent Assets	3,353,849	3,164,554
Total Assets	$4,152,809	$3,964,279

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$67,971	$60,242
Current Maturities of Long-Term Debt	79,964	79,951
Accounts Payable	132,821	93,606
Accrued Salaries and Wages	27,875	35,666
Accrued Taxes	19,414	18,460
Regulatory Liabilities	19,102	16,600
Other Current Liabilities	44,734	46,433
Total Current Liabilities	391,881	350,958
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	32,189	32,376
Other Postretirement Benefits Liability	32,128	31,813
Regulatory Liabilities	302,075	297,398
Deferred Income Taxes	307,852	305,931
Deferred Tax Credits	14,281	14,321
Other Noncurrent Liabilities	101,447	106,156
Total Noncurrent Liabilities and Deferred Credits	789,972	787,995
Commitments and Contingencies
Capitalization
Long-Term Debt	1,063,164	963,566
Shareholders’ Equity
Common Shares	209,768	209,528
Additional Paid-In Capital	431,829	434,195
Retained Earnings	1,265,926	1,217,567
Accumulated Other Comprehensive Income	269	470
Total Shareholders' Equity	1,907,792	1,861,760
Total Capitalization	2,970,956	2,825,326
Total Liabilities and Shareholders' Equity	$4,152,809	$3,964,279

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Operating Activities
Net Income	$72,610	$68,099
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	29,979	29,375
Deferred Tax Credits	(40)	(192)
Deferred Income Taxes	977	1,797
Investment Losses	1,646	37
Stock Compensation Expense	6,380	5,758
Other, net	(1,565)	(969)
Change in Operating Assets and Liabilities:
Receivables	(37,719)	(38,087)
Inventories	1,829	1,526
Regulatory Assets	(1,856)	(3,091)
Other Assets	7,046	5,732
Accounts Payable	2,979	(16,360)
Accrued and Other Liabilities	(17,886)	(13,888)
Regulatory Liabilities	6,651	1,652
Pension and Other Postretirement Benefits	(420)	(1,920)
Net Cash Provided by Operating Activities	70,611	39,469
Investing Activities
Capital Expenditures	(185,281)	(58,012)
Proceeds from Disposal of Noncurrent Assets	2,966	1,276
Purchases of Investments and Other Assets	(4,693)	(4,175)
Net Cash Used in Investing Activities	(187,008)	(60,911)
Financing Activities
Net Borrowings (Repayments) of Short-Term Debt	7,729	(10,762)
Proceeds from Issuance of Long-Term Debt	100,000	50,000
Dividends Paid	(24,251)	(22,003)
Payments for Shares Withheld for Employee Tax Obligations	(3,973)	(3,134)
Other, net	(947)	(2,496)
Net Cash Provided by Financing Activities	78,558	11,605
Net Change in Cash and Cash Equivalents	(37,839)	(9,837)
Cash and Cash Equivalents at Beginning of Period	386,193	294,651
Cash and Cash Equivalents at End of Period	$348,354	$284,814

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Operating Revenues
Electric	$165,870	$149,720
Manufacturing	89,559	81,685
Plastics	91,597	105,948
Total Operating Revenues	$347,026	$337,353

Operating Income (Loss)
Electric	$39,922	$29,043
Manufacturing	6,129	2,426
Plastics	44,703	58,876
Corporate	(5,517)	(6,346)
Total Operating Income	$85,237	$83,999

Net Income (Loss)
Electric	$35,250	$24,708
Manufacturing	4,283	1,532
Plastics	32,940	43,439
Corporate	137	(1,580)
Total Net Income	$72,610	$68,099